EXHIBIT 1.2

(Tentative Translation)

REGULATIONS OF THE BOARD OF DIRECTORS

Amended as of January 27, 2017

MINEBEA MITSUMI INC.

REGULATIONS OF THE BOARD OF DIRECTORS

Article 1. (Purpose)

With respect to the procedure for convening a meeting of and other matters relating to the Board of Directors of the Company, the provisions of these Regulations of the Board of Directors (these “Regulations”) shall govern as well as the relevant laws and ordinances and the Article of Incorporation of the Company.

Article 2. (Constitution)

1.	The Board of Directors shall be composed of the Directors of the Company.

2.	The Audit & Supervisory Board Members of the Company may attend the meeting of the Board of Directors and express their opinions when they deem it necessary.

3.	If deemed necessary by the Board of Directors, Executive Officers, Counselors, Advisors, or Employees of the Company may attend the meeting of the Board of Directors.

Article 3. (Regular Meeting, Extraordinary Meeting)

1.	A meeting of the Board of Directors is either a regular meeting or an extraordinary meeting.

2.	A regular meeting of the Board of Directors shall be convened at least once in every three months. However, provided that a prior notice is given in advance, the time and the place may be changed or the meeting may go into recess.

3.	An extraordinary meeting of the Board of Directors may be held whenever necessary.

4.	In case that the meeting of the Board of Directors may be held by using a telephone conference or a video telephone conference system, such board meeting may be convened through relaying multiple locations by such conference system.

Article 4. (Convocation of Meetings)

1.	A meeting of the Board of Directors may be convened by the Representative Director. In case that there are two or more number of Representative Directors or in case of an absence of the Representative Director or his / her inability to act, one of the other Directors may convene a Board of Directors meeting in accordance with the order of priority predetermined by a resolution of the Board of Directors.

2.	Any Director other than the one having power to convene the Board of Directors meeting (the “Convener”) may request that a meeting of the Board of Directors be convened by submitting to the Convener a writing setting forth the subject matters to be considered and the reasons thereof.

3.	Any Audit & Supervisory Board Member may request that a meeting of the Board of Directors be convened by submitting to the Convener a writing setting forth the subject matters to be considered and the reasons thereof.

4.	In case that the request was made as per the preceding two paragraphs, one of the Directors as the Convener, shall convene the meeting of the Board of Directors within three (3) business days from the date of such request.

Article 5. (Convocation Procedures)

1.	Notice for convening a meeting of the Board of Directors shall be given to each Director at least three (3) business days prior to the date set for such meeting. In any case where it is found to be necessary, such period may be shortened accordingly.

2.	With the consent of all Directors and Audit & Supervisory Board Members, a meeting of the Board of Directors may be held without following the convocation procedure provided for in the foregoing paragraph.

Article 6. (Chairperson of Meetings)

1.	A Representative Director shall act as a chairperson of meeting of the Board of Directors. However, in case that there are two or more number of Representative Directors or in case of an absence of the Representative Director or his / her inability to act, the provision of Article 4, Paragraph 1 will apply and one of the Directors will take his / her place.

2.	When such Director as Chairperson has a special interest in any matter requiring a resolution, one of the other Directors will take his / her place as in the case of the preceding paragraph.

Article 7. (Resolutions)

1.	Resolutions of the Board of Directors shall be adopted, as its meeting at which a majority in the number of the Directors is present, by a majority of the votes of the Directors so present.

2.	Directors having a special interest in any matter requiring a resolution under the preceding paragraph shall not participate in such resolution.

3.	In case that Directors make a proposition with regard to any matters set forth as the purposes of the resolutions of the Board of Directors and all Directors (limited to those who are entitled to participate in the voting on such proposition) indicate their intention of consent thereto in writing or in electronic records (except in the case any Audit & Supervisory Board Member raises an objection to such proposition), a resolution for adopting the proposition by the Board of Directors shall be deemed to have been carried.

4.	Chairperson shall not be entitled to cast a vote in a resolution. Chairperson shall decide on any matter requiring a resolution if the votes for and against a resolution are equally divided.

Article 8. (Procedures for the Meetings)

A meeting of the Board of Directors shall follow the procedures as follows in the order of the procedures as follows:

(1)	a review or deliberation of the matters for resolution;

(2)	reporting by Representative Director(s);

(3)	reporting by other Directors than Representative Director(s); and

(4)	comments by Audit & Supervisory Board Member.

Article 9. (Matters Requiring Resolutions)

1.	In addition to the matters provided for in the relevant laws and ordinances or the Articles of Incorporation, the matters requiring resolutions are set forth in the Exhibit attached hereto.

2.	In the case where the value of the matters does not exceed certain percentage of the total assets of the Company as provided for in the Exhibit attached hereto and in the case of matters which does not fall within the criteria of “Materiality” standards, the decision-making shall be made in accordance with the respective company rules or regulations or the Regulations on Approval Process by Use of Circular, etc.

3.	In case that the matters requiring resolutions shall be adopted urgently, a Representative Director may have President and CEO execute such matters without following due procedures for a resolution, provided that those matters comply with the provisions of relevant laws and ordinances. However, such matters shall be approved in a resolution at the following meeting of the Board of Directors.

Article 10. (Matters to be Reported)

A Director shall report on the following matters as well as the current condition of business execution to the Board of Directors at least once in every three months;

(1)	matters concerning the resolutions adopted, progresses and results thereof;

(2)	business plans in general;

(3)	matters concerning officers and employees as well as organizational matters of the Company; and

(4)	other matters which the Board of Directors considers necessary to be reported.

Article 11. (Senior Executive Officer Council)

1.	A Senior Executive Officer Council shall be established as an organizational body of the Company to promote business executions effectively and efficiently.

2.	The constitution, responsibilities and administrative procedures of the Senior Executive Officer Council shall be determined by the resolution of the Board of Directors separately as the Regulations of Senior Executive Officer Council.

Article 12. (Minutes of Meetings)

1.	With regard to the proceedings of a meeting of the Board of Directors, an outline thereof and the results as well as those required under the relevant laws and ordinances shall be recorded in minutes of the meeting, and the Directors and the Audit & Supervisory Board Members present shall affix their signatures of their names and seals thereto or via electronic signatures in the same manner.

2.	The Company shall keep the minutes mentioned in the preceding paragraph for 10 years at the head office.

Article 13 (Notices to Absent Directors)

The proceedings in outline and the results of a meeting of the Board of Directors shall be notified to the Directors and the Audit & Supervisory Board Members of the Company who were absent from such meeting.

Article 14. (Changes, Amendments and Abolition of these Regulations)

Any change in, amendment to and abolition of these Regulations shall be approved by a resolution of the Board of Directors.

(Supplemental Provisions)

These Regulations shall become effective as of August 29, 2014.

(Amendment)

The Company was renamed on January 27, 2017 in connection with its business integration.

End of document

Regulations of the Board of Directors	Exhibit - Matters Requiring Resolutions - Article 9

Major Classification	Minor Classification	Remarks column (monetary amount standards, etc.)
1. Matters concerning meeting of shareholders	(1) Convening of a shareholders’ meeting
(2) Propositions to be submitted to a shareholders’ meeting
(3) Decision on the order to serve as an acting Chairperson of a shareholders’ meeting in case of an absence of Chairperson or his / her inability to act

2. Matters concerning the Board of Directors and Directors	(1) Appointment and removal of a Representative Director
(2) Appointment and removal of Chairman of the Board of Directors and Vice Chairman of the Board of Directors
(3) Matters concerning remunerations of Directors
(4) Approval of competitive and conflict-of-interest transactions by a Director
	(5) Approval of a Director holding an important position (a director of another company / a director of an association / institution, etc.)	Exclusive of part-time Directors
(6) Partial exemption from liability of a Director / Audit & Supervisory Board Member in accordance with the provision of the Articles of Incorporation
(7) Details of an agreement to exempt Outside Directors and Outside Audit & Supervisory Board Member from their liability
(8) Changes in and amendments to the Basic Policies for Establishing and Strengthening Internal Control System and decisions thereof

3. Matters concerning settlement of accounts	(1) Financial statements / supplementary schedules and business reports / supplementary documents
(2) Consolidated financial statements, consolidated comprehensive income and consolidated cash flow statements
(3) Securities reports
(4) Quarterly consolidated financial statements
(5) Provisional financial statements

4. Matters concerning basic management policies	(1) Medium- and Long-term business plan
(2) Annual business plan and budget thereof

5. Matters concerning human-resources and organizational matters	(1) Appointment and removal of President and Chief Executive Officer, Vice President Executive Officer, Senior Managing Executive Officer, Managing Executive Officer and Executive Officer as well as commissioned roles / responsibilities thereof and changes in the roles / responsibilities thereof

Major Classification	Minor Classification	Remarks column (monetary amount standards, etc.)
(2) Appointment and dismissal of head of manufacturing headquarters, head of business units and officers in charge of a division at the headquarters and those in higher positions as well as other important personnel changes

(3) Matters concerning the payment of remunerations and retirement benefits of Executive Officers

(4) Approval of competitive and conflict-of-interest transactions by an Executive Officer

(5) Establishment, change and abolishment of important organizational bodies such as manufacturing bases, plants and branch offices and the staffing and human-resources matters thereof

(6) Appointment and removal of a member of an expert committee

(7) Important human-resources matters including appointment and removal of directors of a subsidiary / an affiliate of the Company

6. Matters concerning shares, capital, etc.	(1) Appointment and removal of a transfer agent and its handling office
(2) Establishment, changes of, amendment to and abolition of the Share Handling Regulations
(3) Issuance of shares for subscription and share acquisition rights
(4) Acquisition and retirement of own shares and share acquisition rights of own shares
(5) Share split
(6) Dividend of surplus, etc.

7. Matters concerning subsidiaries	(1) Establishment, merger, acquisition, dissolution and other organizational matters of a subsidiary / an affiliate of the Company
	(2) Equity investment in, lending to or guarantee of indebtedness for a subsidiary of the Company or its equivalent (including an act of guaranteeing the payment of a note / bill, etc. and third party’s provision of security to secure debt)	Investment in, lending to or guarantee of indebtedness for a subsidiary of the Company (including an act of guaranteeing the payment of a note / bill etc. and third party’s provision of security to secure debt), the value of which exceeds 0.1% of the total assets of the Company per case

Major Classification	Minor Classification	Remarks column (monetary amount standards, etc.)
(3) Important matters of a subsidiary / an affiliate of the Company, which are stipulated in the provisions of the Rules of Management of Group Companies as the matters requiring resolution of the Board of Directors of the Company

8. Matters concerning execution of important businesses	(1) Investments and Loans
① Commencement of a new business
	② Research and development of a new product	R&D of a new project, the value of which exceeds 0.1% of the total assets of the Company per case
	③ Equity investment in, lending to or guarantee of indebtedness for a third party	Equity investment in, lending to or guarantee of indebtedness for a third party, the value of which exceeds 0.1% of the total assets of the Company per case
④ Investments in and disposition of marketable securities
(2) Acquisition and disposal of assets
	① Significant capital investments / capital expenditures	Capital investments / capital expenditures, the value of which exceeds 0.3% of the total assets of the Company per case
	② Transfer, acceptance of transfer or rental / lease of assets and establishment of rights	Exclusive of transfer, acceptance of transfer or rental / lease of assets and establishment of rights not exceeding 0.5% of the total assets of the Company per case
	③ Impairment loss of assets	Impairment loss of assets, the value of which exceeds 0.01% of the total assets of the Company per case
	④ Debt forgiveness and exemption of indebtedness	Debt forgiveness and exemption of indebtedness, the value of which exceeds 0.01% of the total assets of the Company per case
	⑤ Donations	Donations equal to or in excess of 5 million yen

Major Classification	Minor Classification	Remarks column (monetary amount standards, etc.)
(3) Financing
① Issuance of corporate bonds and bonds with subscription rights
	② Borrowing of money	Borrowing of money exceeding 0.5% of the total assets of the Company. Exclusive of refinancing of existing debt.
(4) Mergers and Acquisitions transactions and business alliances
① Important M&A transactions
② Entering into a business alliance and a cancellation thereof
③ Transfer of all or part of an important business and acceptance of transfer of all the business from another company
(5) Conclusion, change and amendments to and abolition of an important agreement / contract

9. Matters concerning disputes	(1) Filing, appealing on and withdrawal of a material lawsuit or arbitration, and concluding such proceedings by way of abandonment of a claim, cognovit or settlement
(2) Payment of a penalty, fine, compensation or settlement money relating to an important transaction

10. Other matters	(1) Establishment, changes and amendment to and abolition of measures for ensuring corporate value of and common interests of shareholders of the Company
(2) Establishment, changes of, amendment to and abolition of important company rules or regulations
(3) Important matters equivalent to the matters stipulated in each of the preceding items above, the matters, the authority of which are delegated by the general shareholders’ meetings to the Board of Directors, and other matters deemed necessary by the Board of Directors

(*)	The total assets of the Company refer to those at the end of the most recent fiscal year.